UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 5, 2018

US Nuclear Corp.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-54617	45-4535739
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

7051 Eton Avenue

Canoga Park, CA 91303

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(818) 883-7043

(ISSUER TELEPHONE NUMBER)

 N/A

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On June 5, 2018, US Nuclear Corp. and MIFTEC signed a definitive agreement which formally appoints US Nuclear as the exclusive manufacturer of MIFTEC’s medical isotope generators for North America and Asia, and makes US Nuclear a sales representative for all MIFTEC products. This definitive agreement replaces the Letter of Intent signed in December 2017. MIFTEC’s parent company, MIFTI Nuclear Fusion, is developing fusion power and has shown that their staged Z-pinch fusion technique produces high neutron flux which in turn can be used to produce medical isotopes.

There are two main uses for medical isotopes: diagnosis and treatment. Diagnostic procedures using radioisotopes are now routine, and can be used to examine blood flow to the brain, functioning of the liver, lungs, heart, or kidneys—the advantage over other techniques being that it can image both bone and soft tissue, and assess what is happening physiologically. The most prominent treatment application is for cancer, using radiation to weaken or destroy targeted cancer cells.

There are no effective suppliers of medical isotopes in the USA and existing international suppliers cannot expand because of prohibitive costs and pollution problems. All new/existing competitors in the market rely on fission/cyclotrons/accelerators to produce the isotopes, which all require enriched uranium as a fuel supply, and require significant money and time to commission. This has resulted in a shortage of radioisotopes and an unfilled demand.

MIFTEC’s fusion approach for generating medical isotopes uses seawater as the fuel supply and poses no radiation issues. The design is small compared to other methods, and could be installed on-site at medical facilities. With production at a planned 50% of the current cost, more patients will have the opportunity to receive these diagnostic scans and treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Nuclear, Inc.

By:  /s/ Robert Goldstein

Name:  Robert Goldstein

Title: Chief Executive Officer and President

Dated: July 2, 2018